Exhibit 10.6
SPIRIT AEROSYSTEMS HOLDINGS, INC.
2014 OMNIBUS INCENTIVE PLAN

FORM OF

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS

Grantee: ●
Target Award: ● Restricted Stock Units
Grant Date: ●
Fair Market Value on Grant Date: $●

This Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is dated as of the Grant Date by and between the Grantee and Spirit AeroSystems Holdings, Inc. (the “Company”), pursuant to the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan, as amended from time to time (the “Plan”) and the Company’s Long-Term Incentive Program, as amended from time to time (the “LTIP”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.
1.    Award. Pursuant to the Plan and the LTIP, the Company hereby awards to the Grantee the Target Award of Restricted Stock Units (this “Target Award”). Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement, including any additional terms and conditions for the Employee’s country set forth in Appendix A, the Plan, and the LTIP, including but not limited to the conditions and the Performance Measure contained in Paragraph 2.
2.    Vesting and Expiration of Restricted Period.
a.    For purposes of this Agreement, the “Performance Period” shall be the three-year period beginning on January 1, [ ] and ending on December 31, [ ].
b.    The Restricted Stock Units are subject to forfeiture until they vest. Except as otherwise provided herein or in the Plan or the LTIP, the Restricted Stock Units will vest and the Restricted Period will expire on the date that the Committee certifies the achievement of the Performance Measure in accordance with Paragraph 2(d), subject to the Grantee’s continuous service with the Company or an Affiliate from the Grant Date through the date that the Committee certifies such achievement.
c.    The percentage of Restricted Stock Units that will actually vest will range from 0% to 200% of the Target Award and be based on the achievement of total shareholder return over the Performance Period as compared to the Company’s Peer Group, as determined pursuant to Exhibit A attached hereto.

d.    Following the end of the Performance Period, the Committee will determine in its sole discretion and certify whether, and to what extent, the Performance Measure was achieved during the Performance Period (“Actual Performance”). Based on Actual Performance, the percentage of the Restricted Stock Units that the Grantee will vest in will be calculated (the “Actual Award”). Any Restricted Stock Units unvested on the date of such Committee certification will be forfeited. The determination of Actual Performance will be in the sole discretion of the Committee and will be final, conclusive, binding and unappealable.
e.    Except as otherwise provided herein, upon vesting, the restrictions set forth in the Plan or in this Award Agreement will be of no further force or effect with respect to vested Restricted Stock Units.
3.     Delivery. Except as otherwise provided herein, as soon as administratively feasible following the date on which the Restricted Stock Units vest, but in no event later than March 15 following the calendar year in which such vesting occurs, the Company will deliver to the Grantee one Share for each outstanding Restricted Stock Unit granted hereunder. Notwithstanding the foregoing, the Company may, in its sole discretion, (a) elect to pay cash in respect of all or part of such Restricted Stock Units or (b) defer the delivery of Shares beyond the date on which such Restricted Stock Units vest, if such extension would not cause adverse tax consequences under Code Section 409A. If cash is paid in respect of all or part of the Restricted Stock Units granted hereunder, the amount of cash paid will be equal to the Fair Market Value of the Shares as of the date on which the applicable Restricted Stock Units vest.
4.    Dividends. No dividends payable on the Shares underlying the Restricted Stock Units or Dividend Equivalents will be paid or accumulated by the Company until the Restricted Stock Units granted hereunder vest and Shares with respect to such vested Restricted Stock Units are delivered.
5.    Forfeiture. Except as provided in Paragraph 6 or 7 and Sections 13.1 and 15.7 of the Plan, or as otherwise determined by the Committee, upon the Grantee’s Termination prior to vesting and the expiration of the Restricted Period, any outstanding, unvested Restricted Stock Units will be forfeited.
6.    Death or Disability. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to death or Disability prior to vesting and the expiration of the Restricted Period, the Grantee will vest in a prorated portion of his or her Target Award, prorated based on the number of days continuously employed during the Performance Period, and, subject to Paragraph 3, the Shares underlying the Restricted Stock Units will be delivered promptly following the Grantee’s Termination.
7.    Retirement. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to Retirement prior to vesting and the expiration of the Restricted Period, the Grantee will vest in a prorated portion of his or her Actual Award, as calculated and certified by the Committee pursuant to Paragraphs 2(c) and 2(d) and prorated based on the number of days continuously employed during the Performance Period, and, subject to Paragraph 3, the Shares underlying the Restricted Stock Units will be delivered promptly following the date of determination of the Actual Award pursuant to Paragraphs 2(c) and 2(d). For purposes of this Award Agreement, “Retirement” means any Termination on or after the date when the Grantee has attained age 62, other than a Termination by the Company for Cause, a Termination by Grantee at a time that Cause exists, or a Termination due to the Grantee’s death or Disability. Notwithstanding the foregoing, the Grantee will be treated as having terminated employment subject to Section 5 hereof if the Committee determines that applying this Section 7 to retirees (based on age at the time of termination) and not to all employees violates any law or public policy applicable to the Grantee and/or the Restricted Stock Units (whether as applied to all holders of Restricted Stock Units or only holders of Restricted Stock Units in the jurisdiction where the Grantee is employed).
8.    Change of Control. Upon a Change in Control and the incurrence of a Qualifying Termination, the Grantee shall be entitled to the treatment specified in Article 13 of the Plan.
9.    Clawback Policy/Recoupment. This Award of Restricted Stock Units is subject to the clawback provisions of Section 15.20 of the Plan, any applicable law and any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time. For these purposes, the parties acknowledge that this Award Agreement is deemed to provide the Committee with discretion to take all actions permitted by Section 15.20 of the Plan, and the Committee is deemed to have provided for all forfeiture and repayment requirements with respect to this Award, as described therein.
10.    Transferability and Resale Restrictions. Prior to vesting and the expiration of the Restricted Period, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate. Any Shares delivered pursuant to this Award Agreement will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.
11.    Tax Representations and Tax Withholding. By accepting this grant of Restricted Stock Units, the Grantee acknowledges and agrees that regardless of any action the Company or, if different, the Affiliate employing the Grantee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-

Related Items associated with the Restricted Stock Units is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items. Further, if the Grantee is subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer. In this regard, the Grantee authorizes the Company and the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally applicable to the Grantee (with respect to the Restricted Stock Units granted hereunder as well as any equity awards previously received by the Grantee under any Company stock plan) by one or a combination of the following:
(i) requiring the Grantee to pay Tax-Related Items in cash with a cashier’s check or certified check or by wire transfer of immediately available funds;
(ii) withholding cash from the Grantee’s wages or other compensation payable to the Grantee by the Company and/or the Employer;
(iii) arranging from the proceeds of the sale of Shares acquired at settlement of the Restricted Stock Units through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent);
(iv) subject to approval by the Company, in its sole discretion and compliance with applicable laws, withholding in Shares otherwise issuable to the Grantee, provided that the Company withholds only the amount of Shares necessary to satisfy the statutory withholding amount (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the U.S. Internal Revenue Service or another applicable governmental entity) using the Fair Market Value of the Shares on the date of the relevant taxable event; or
(v) any method determined by the Committee to be in compliance with applicable laws.
Depending on the withholding method, the Company and/or Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, the Grantee may seek a refund from the applicable tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares is held back solely for purposes of paying the Tax-Related Items.
The Grantee agrees to pay to the Company or the Employer any amount Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver to the Grantee any Shares or proceeds from the sale of Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
12.    Nature of Grant. In accepting the grant of the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:
a.    the Plan and the LTIP are established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and the LTIP;
b.    the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if Restricted Stock Units have been granted in the past;
c.    all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
d.    the Grantee is voluntarily participating in the Plan and LTIP;
e.    the Restricted Stock Units and the Shares subject to the Restricted Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;
f.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

g.    unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an affiliate;
h.    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
i.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any); and
j.    neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of Grantee's or the subsequent sale of any Shares acquired upon settlement.
13.    Data Privacy.
a.    Data Collection and Usage. The Company collects, processes and uses the Grantee’s personal data: name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all rights to Shares of stock canceled, vested, or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Employer. The Company will collect the Grantee’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan and the LTIP. The Company’s legal basis for the processing of the Grantee’s personal data will be the Grantee’s consent.
b.    Stock Plan Administration Service Providers. The Company transfers employee data to Computershare, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan and the LTIP. In the future, the Company may select a different service provider and share the Grantee’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Grantee to receive and trade Shares. The Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Grantee’s ability to participate in the Plan and the LTIP.
c.    International Data Transfers. The Company and its service providers are based in the United States. The Company’s legal basis for the transfer of the Grantee’s personal data is the Grantee’s consent.

d.    Data Retention. The Company will use the Grantee’s personal data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and the LTIP or as required to comply with legal or regulatory obligations, including under tax and security laws (which generally will be seven years after the Grantee ceases participating in the Plan and the LTIP). When the Company no longer needs the Grantee’s personal data, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with the relevant laws or regulations.
e.    Voluntariness and Consequences of Consent Denial or Withdrawal. The Grantee’s participation in the Plan and the Grantee’s grant of consent is purely voluntary. The Grantee may deny or withdraw the Grantee’s consent at any time. If the Grantee does not consent, or if the Grantee withdraws consent, the Grantee cannot participate in the Plan and the LTIP. This would not affect the Grantee’s salary as an employee of the Employer or the Grantee’s career at the Employer; the Grantee would merely forfeit the opportunities associated with the Plan and the LTIP.
f.    Data Subject Rights. Employees have the right to (a) request access or copies of personal data the Company processes, (b) rectify incorrect data, (c) delete data, (d) restrict data processing, and/or (e) lodge complaints with competent authorities. To receive clarification regarding the Grantee’s rights or to exercise the Grantee’s rights, the Grantee can contact the corporate privacy team at CorporatePrivacy@spiritaero.com.

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Company and any other Affiliate (including the Employer) for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan and the LTIP.

14.    Exchange Control, Foreign Asset/Account and/or Tax Reporting. The Grantee acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold Shares or cash received from participating in the LTIP (including the receipt of any dividends paid on Shares and the proceeds from the sale of Shares) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or related transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the LTIP to Grantee’s country within a certain time after receipt. The Grantee acknowledges that it is Grantee’s responsibility to comply with such regulations and that the Grantee should speak to his or her personal advisor on this matter.

15.    Insider Trading/Market Abuse. The Grantee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, the Grantee’s country and the designated broker’s country, which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Restricted Stock Units) or rights linked to the value of Shares under the LTIP during such times that the Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable restrictions and that the Grantee should speak to his or her personal advisor on this matter.
16.    Appendix. Notwithstanding any provisions in this Award Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Grantee’s country of residence (and country of employment or service, if different). Moreover, if the Grantee relocates to another country, any special terms and conditions for such country will apply to the Grantee, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Grantee’s transfer). The addendum constitutes part of this Award Agreement.
17.    Entire Agreement. The Plan and the LTIP are incorporated herein by reference. This Award Agreement, the Plan and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Except as otherwise set forth herein, this Award Agreement shall be construed in accordance with the provisions of the Plan and if and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.
18.    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Award Agreement, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Award Agreement will remain in full force and effect.
19.    Amendment. The Committee may, to the extent consistent with the terms of this Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, this Award or this Award Agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee under this Award Agreement will not be effective without consent of the Grantee. Except as provided in Section 14.1 of the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time.
20.    No Obligation to Employ. Nothing in this Award Agreement or the Plan will be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Affiliate. The Company or any Affiliate may at any time dismiss the Grantee from employment or discontinue any consulting relationship, free from any liability or any claim under this Award Agreement and the Plan, unless otherwise expressly provided in this Award Agreement or the Plan. By accepting this Award, the Grantee will be deemed to have waived any claim to continued exercise or vesting of this Award or to damages or severance entitlement related to non-continuation of this Award beyond the period provided under this Award Agreement or the Plan, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company or any Affiliate and the Grantee, whether any such agreement is executed before, on, or after the Grant Date.
21.    Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the Grantee’s last known address on file with the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the LTIP, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000.
22.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan and the LTIP, on the Restricted Stock Units and on any Shares acquired under the Plan and the LTIP, to the extent the Company determines, in its sole discretion, it is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration and the Plan and the LTIP. Such requirements may include (but are not limited to) requiring the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
23.    Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Grantee to understand the provisions of this Award Agreement, the Plan and the LTIP. If the Grantee has received this Award Agreement or any other document related to the Plan and the LTIP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.    Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan and the LTIP by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and the LTIP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
25.    Successors. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.
26.    GOVERNING LAW. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. FOR ANY LEGAL ACTION RELATING TO THIS AWARD AGREEMENT, THE PARTIES TO THIS AWARD AGREEMENT CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL COURTS OF THE STATE OF KANSAS, USA, AND, IF THERE IS NO JURISDICTION IN FEDERAL COURT, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE COURTS IN SEDGWICK COUNTY, KANSAS, USA.
27.    Headings. The headings in this Award Agreement are for convenience of reference only, and in the event of any conflict, the text of this Award Agreement, rather than such headings will control.

IN WITNESS WHEREOF, SPIRIT AEROSYSTEMS HOLDINGS, INC. has caused this Award Agreement to be duly executed and delivered as of the Grant Date.

    By:    _________________________________
        SPIRIT AEROSYSTEMS HOLDINGS, INC.
        Name:
        Title:

    By:    _________________________________
        GRANTEE
Name:

EXHIBIT A
TOTAL SHAREHOLDER RETURN
The achievement of relative Total Shareholder Return (“TSR”) over the Performance Period will be given 100% weighting in the determination of Actual Performance.
The Company’s peer group is as set forth below and subject to the following adjustments and other adjustments that may be made by the Company from time to time (the “Peer Group”): (i) Any company that ceases to be publicly traded on or before December 31, [ ] for any reason other than liquidation or Chapter 11 reorganization will be excluded from the peer group; and (ii) any company that ceases to be publicly traded on or before December 31, [ ] due to liquidation or Chapter 11 reorganization will be deemed to be in “last place” for purposes of calculating TSR.

Peer Group

TSR over the Performance Period will be calculated on a cumulative basis using dividend-adjusted closing prices under the following formula: (A) / (B) – 1, where: (A) equals the 20-trading-day average dividend-adjusted share price for the period ending December 31, [ ], and (B) equals the 20-trading-day average dividend-adjusted share price for the period ending December 31, [ ].
The percentage of Restricted Stock Units that will vest based on TSR is as follows:

	Threshold	Target	Maximum
The Company’s rank among Peer Group	25th percentile	50th percentile	75th percentile
Percentage of Restricted Stock Units that will vest	25%	100%	200%

Notwithstanding the foregoing, if the Company’s TSR over the Performance Period equals a negative number, no greater than 100% of Restricted Stock Units will vest, regardless of the Company’s rank among the Peer Group.

If the calculated TSR falls between two percentiles, the Actual Award will be interpolated accordingly, using the “percentrank” function within Excel. For example, if the calculated TSR falls in the 62.5th percentile relative to the peer group, the associated award will be halfway between the target award and the maximum award for this performance goal. If the calculated TSR falls below the 25th percentile, no percentage of the Restricted Stock Units will vest for TSR.